Exhibit 99.1
EDDIE BAUER REPORTS THIRD QUARTER AND YEAR-TO-DATE 2007 RESULTS
BELLEVUE, WA, November 13, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today reported financial results for the third quarter and the first nine months of fiscal year 2007.
For the third quarter ended September 29, 2007, total revenues were $211.0 million compared to $211.3 million in the third quarter of 2006. Comparable stores sales rose 3.4 percent, while revenues from the Company’s direct channel, which includes sales from its catalog and websites, declined by 0.7%. Comparable store sales include net sales from retail and outlet stores that have been open for one complete fiscal year.
Operating loss improved from a $134.1 million loss during the year-ago third quarter to a $26.5 million loss for the third quarter of this year. The third quarter operating loss of the prior year quarter included a $117.6 million asset impairment charge related to the writedown of the Company’s goodwill.
Total revenues for the third quarter of 2007 included net merchandise sales of $198.8 million, shipping revenues of $7.3 million, licensing royalty revenues of $3.4 million, royalty revenues from foreign joint ventures of $1.3 million, and other revenues of $0.1 million. In the third quarter of 2006, total revenues included net merchandise sales of $199.3 million, shipping revenues of $7.3 million, licensing royalty revenues of $3.2 million, royalty revenues from foreign joint ventures of $1.4 million, and other revenues of $0.1 million.
Net merchandise sales for the third quarter of 2007 included $149.4 million of sales from the Company’s retail and outlet stores and $49.4 million of sales from its direct channel. This compares to $149.5 million of sales from the Company’s retail and outlet stores and $49.8 million of sales from its direct channel in the third quarter last year.
Gross margin for the third quarter of 2007 was $59.4 million, a decrease of $1.4 million from $60.8 million for the third quarter of 2006. Gross margin percentage for the third quarter of 2007 declined to 29.9% from 30.5% for the year-ago quarter. The decrease reflects a 0.4 percentage point negative impact from costs associated with the customer loyalty program the Company introduced in September 2006 and a 0.2 percentage point negative impact from the Company’s merchandising margins.
The net loss for the third quarter of 2007 was $16.4 million, or $0.54 per diluted share, compared to a net loss of $197.6 million, or $6.58 per diluted share, in the third quarter of 2006, which included the $117.6 million asset impairment charge. The net loss for the third quarter of 2007 also reflected an $8.7 million increase in selling, general and administrative expenses from the prior-year quarter due in part to costs associated with executive recruitment, corporate headquarters move and higher professional services fees.
Income tax benefit for the third quarter of fiscal 2007 was $4.2 million compared to income tax expense of $55.6 million in the third quarter last year, which included $52.7 million of expense associated with the increase in the Company’s valuation allowance related to its net operating losses.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the third quarter of 2007 was a loss of $15.2 million when excluding certain non-recurring and non-operational items, compared to a loss of $3.1 million for the third quarter of 2006 when excluding the goodwill impairment charge and certain non-recurring items. The 2007 non-operational item included $11.3 million of income associated with a non-cash fair value adjustment on the Company’s convertible note embedded derivative liability, while the 2006 non-recurring item included $747,000 in costs associated with the Company’s terminated merger agreement. EBITDA is a non-GAAP financial measure that management believes is an important metric because it is a key factor in how it measures its operating performance. See Reconciliation of Non-GAAP Financial Measures for a reconciliation of EBITDA to its most comparable GAAP measure income (loss) from continuing operations before income tax benefit/expense. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $1.7 million in both the third quarters of 2007 and 2006.
Neil S. Fiske, President and Chief Executive Officer, said, “Overall, this was a difficult quarter with a few bright spots. While sales were roughly flat and margin dollars were down slightly, bottom-line results were negatively impacted by a number of non-recurring, transitional costs. Importantly, we have been encouraged with the early response to some of the changes we have been making in our retail stores, including good results from our semi-annual pant event in September, which contributed to an 8.6% increase in comparable store sales for September in our retail stores, and our 67th Anniversary down event just concluded in stores.
“Our team is working hard to take the necessary steps to get the business back on track, and we are making good progress on a number of fronts. We have significantly rebuilt our senior management team with the appointment of three new executives including a new Chief Financial Officer, General Counsel and Head of Sourcing and Supply Chain. We also are moving forward with key brand, merchandising and marketing strategies to improve performance and restore long-term growth, and we are in the process of developing a significant cost reduction plan for 2008. We expect that this plan will result in reductions to our operating cost structure of $25 to $30 million in 2008. I continue to be confident that Eddie Bauer, once a great brand, has real comeback potential, and we have seen some encouraging early signs,” Mr. Fiske concluded.
Year-to-Date Results
For the nine months ended September 29, 2007, total revenues were $651.9 million, up 3.2% from $631.5 million in the nine-month period a year ago. Total revenues for the nine-month period included net merchandise sales of $611.7 million, shipping revenues of $24.9 million, licensing royalty revenues of $10.4 million, royalty revenues from foreign joint ventures of $4.3 million, and other revenues of $0.5 million. In the nine-month period of 2006, total revenues included net merchandise sales of $591.5 million, shipping revenues of $24.0 million, licensing royalty revenues of $11.0 million, royalty revenues from foreign joint ventures of $4.6 million, and other revenues of $0.4 million.

Net merchandise sales for the nine-month period of 2007 included $437.2 million of sales from the Company’s retail and outlet stores and $174.5 million of sales from its direct channel. This compares to $429.2 million of sales from the Company’s retail and outlet stores and $162.2 million of sales from its direct channel in the same period last year. Comparable store sales for the nine-month period of 2007 increased by 4.2% and sales in the Company’s direct channel increased by 7.6%.
Gross margin for the nine months ended September 29, 2007 was $193.3 million, an increase of $4.2 million from a gross margin of $189.1 million for year-ago nine-month period. Gross margin percentage for the first nine months of 2007 declined to 31.6% from a gross margin percentage of 32.0% for the 2006 nine-month period. The decline in gross margin percentage for the nine-month period versus that of the prior year period was due primarily to a 1.0 percentage point decrease related to the Company’s customer loyalty program. This decrease was partially offset by a 0.3 percentage point improvement to gross margin resulting from a decrease in the Company’s occupancy costs as a percentage of net merchandise sales and a 0.2 percentage point improvement in gross margin from a reduction in intangibles amortization.
The Company’s net loss for the nine-month period of 2007 was $83.5 million, or $2.74 per diluted share, compared to a net loss of $275.1 million, or $9.17 per diluted share, in the nine-month period of 2006. The net loss of $83.5 million in the first nine months of 2007 included several non-recurring expenses totaling approximately $19.7 million including: (i) a loss on debt extinguishment of $3.3 million recorded during the second quarter; (ii) a $5 million merger termination fee and $1.4 million in legal fees and expenses related to the Company’s proposed sale to an affiliate of Sun Capital Partners and Golden Gate Capital recorded in the first quarter; (iii) $8.4 million of expenses, including $3.2 million of accelerated stock-based compensation expense, related to the resignation of the Company’s former Chief Executive Officer recorded in the first quarter; and (iv) a $1.6 million legal settlement recorded in the first quarter. These non-recurring expenses recorded during 2007 were partially offset by non-operational income of $5.3 million recorded during the nine-month period of 2007 related to a non-cash fair value adjustment on the Company’s convertible note embedded derivative liability. The net loss of $275.1 million for the first nine months of 2006 included the above-mentioned $117.6 million asset impairment charge; non-recurring expenses of $1.3 million in costs associated with the Company’s terminated merger agreement; and a loss from discontinued operations of $534,000.
Income tax benefit for the nine-month period of 2007 was $5.9 million compared to income tax expense of $84.2 million in the same period of 2006, which included $76.1 million of expense associated with the increase in the Company’s valuation allowance related to its net operating losses.
Income (loss) from continuing operations before income taxes, interest expense and depreciation and amortization expense, or EBITDA, for the nine months ended September 29, 2007 was a loss of $18.0 million when excluding the above-mentioned non-recurring and non-operational items, compared to a loss of $11.4 million for the same period a year ago. In addition, the Company incurred pre-tax non-cash stock-based compensation expense of $7.8 million in the first nine months of 2007, which included the $3.2 million related to the resignation of the former Chief Executive Officer recorded during the first quarter of 2007, as compared to $8.1 million in the nine-month period of 2006.

Conference Call
The Company will host a conference call on November 13, 2007, at 1:30 p.m. PST (4:30 p.m. EST) to discuss its financial results for the third quarter of fiscal year 2007.
•	To access the live conference call, participants may dial 888-819-8038 or 913-312-1238.
•	A simultaneous webcast will be available and can be accessed through the investors section of Eddie Bauer’s website at http://investors.eddiebauer.com/events.cfm.
•	Following the call, a recorded replay of the conference call may be accessed through the investors section of the Company’s website. In addition, a telephonic replay will be available through November 20th, 2007 by dialing 888-203-1112 or 719-457-0820 and entering the code 6045314.
About Eddie Bauer
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 390 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com and http://www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.
Safe Harbor Statements
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact:
Wendi Kopsick/Micheline Tang
Kekst and Company
212-521-4800
-Tables Follow-

Eddie Bauer Holdings, Inc.
Consolidated Balance Sheets
($ in thousands) (Unaudited)

	As of	As of
	September 29,	December 30,
	2007	2006
Cash and cash equivalents	$3,669	$53,174
Accounts receivable, less allowances for doubtful accounts of $985 and $1,274, respectively	26,848	29,774
Inventories	202,639	153,778
Prepaid expenses	31,668	23,572
Financing receivables	15,580	45,978
Deferred tax assets — current	3,426	2,345

Total Current Assets	283,830	308,621
Property and equipment, net of accumulated depreciation of $86,533 and $57,855, respectively	191,759	177,344
Goodwill	114,765	114,765
Trademarks	185,000	185,000
Other intangible assets, net of accumulated amortization of $20,319 and $14,280, respectively	23,681	29,720
Other assets	24,557	24,490
Deferred tax assets — noncurrent	21,691	15,970

Total Assets	$845,283	$855,910

Trade accounts payable	$60,266	$40,092
Bank overdraft	9,327	13,622
Accrued expenses	82,741	100,460
Current liabilities related to securitization note	14,022	41,380
Short-term borrowings	54,557	—
Current portion of long-term debt	2,250	8,000

Total Current Liabilities	223,163	203,554
Deferred rent obligations	36,965	18,935
Unfavorable lease obligations, net	4,010	4,679
Senior term loan	221,625	266,500
Convertible note and embedded derivative liability, net of discount of $20,176 as of September 29, 2007	70,796	—
Other non-current liabilities	3,693	270
Pension and other post-retirement benefit liabilities	14,072	15,331

Total Liabilities	574,324	509,269
Commitments and Contingencies
Common stock:
$0.01 par value, 100 million shares authorized; 30,672,631 and 30,309,931 shares issued and outstanding as of September 29, 2007 and December 30, 2006, respectively	307	303
Treasury stock, at cost	(157)	(157)
Additional paid-in capital	586,178	578,402
Accumulated deficit	(318,569)	(234,771)
Accumulated other comprehensive income, net of taxes of $1,965 and $1,759, respectively	3,200	2,864

Total Stockholders’ Equity	$270,959	$346,641
Total Liabilities and Stockholders’ Equity	$845,283	$855,910

EDDIE BAUER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Net sales and other revenues	$210,952	$211,285	$651,923	$631,528
Costs of sales, including buying and occupancy	139,472	138,536	418,459	402,426
Impairment of indefinite-lived intangible assets	—	117,584	—	117,584
Selling, general and administrative expenses	98,018	89,307	309,358	282,202

Total operating expenses	237,490	345,427	727,817	802,212
Operating loss	(26,538)	(134,142)	(75,894)	(170,684)
Interest expense	6,589	7,208	19,711	19,448
Other income	13,413	555	7,319	2,090
Equity in income (losses) of foreign joint ventures	(973)	(1,230)	(1,127)	(2,330)

Loss from continuing operations before income tax (benefit) expense	(20,687)	(142,025)	(89,413)	(190,372)
Income tax (benefit) expense	(4,247)	55,560	(5,944)	84,230

Loss from continuing operations	(16,440)	(197,585)	(83,469)	(274,602)

Loss from discontinued operations (net of income tax benefit of $0)	—	—	—	(534)

Net loss	$(16,440)	$(197,585)	$(83,469)	$(275,136)

Income (loss) per basic and diluted share:
Loss from continuing operations per share	$(0.54)	$(6.58)	$(2.74)	$(9.15)
Loss from discontinued operations per share	—	—	—	(0.02)

Net loss per share	$(0.54)	$(6.58)	$(2.74)	$(9.17)

Weighted average shares used to compute income (loss) per share:
Basic	30,583,930	30,009,214	30,474,393	29,997,591
Diluted	30,583,930	30,009,214	30,474,393	29,997,591

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Unaudited
($ in thousands)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 29,	September 30,	September 29,	September 30,
	2007	2006	2007	2006
Loss from continuing operations before income tax (benefit) expense	$(20,687)	$(142,025)	$(89,413)	$(190,372)
Impairment of indefinite-lived intangible assets	—	117,584	—	117,584
Interest expense	6,589	7,208	19,711	19,448
Depreciation and amortization	10,168	13,422	37,216	40,617

EBITDA	(3,930)	(3,811)	(32,486)	(12,723)
Merger termination fee	—	—	5,000	—
CEO severance charges	—	—	8,418	—
Legal and other costs related to terminated merger agreement	—	747	1,396	1,322
Litigation settlement	—	—	1,600	—
Change in fair value of convertible note embedded derivative liability	(11,319)	—	(5,254)	—
Loss on extinguishment of debt	—	—	3,284	—

EBITDA, excluding certain non-recurring items	$(15,249)	$(3,064)	$(18,042)	$(11,401)